Exhibit 3.1

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

CONTINENTAL CEMENT COMPANY, L.L.C.

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of Continental Cement Company, L.L.C., a Delaware limited liability company (the “Company”), is entered into as of April 7, 2015, by Summit Materials Holdings II, LLC, a Delaware limited liability company as sole member of, and owner of all the limited liability company interests in, the Company (the “Member”).

WHEREAS, the Company was formed on May 3, 2010 by the filing of a Certificate of Formation of the Company in the Office of the Secretary of State of the State of Delaware pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”);

WHEREAS, the original Limited Liability Company Agreement of the Company, dated as of May 27, 2010, was amended and restated on May 27, 2010 and was further amended on January 26, 2012 (the “Original Agreement”);

WHEREAS, in connection with the transactions contemplated by the Contribution and Purchase Agreement, dated as of December 18, 2014 (the “Purchase Agreement”), between Summit Materials, Inc., a Delaware corporation (“Summit Materials”), Summit Materials Holdings L.P., a Delaware limited partnership (“Summit LP”), Summit Materials Holdings GP, Ltd., a Cayman Islands exempted company (“Summit GP”), Summit Owner Holdco LLC, a Delaware limited liability company (“Summit Holdings”), Missouri Materials Company, L.L.C., J & J Midwest Group, L.L.C., R. Michael Johnson Family Limited Liability Company and Thomas A. Beck Family, LLC (each, a “Minority Holder” and, together, the “Minority Holders”) and the Company, on March 17, 2015, the Minority Holders transferred 28,571,429 Class B Units of the Company (the “Class B Units”) to Summit Holdings and 71,428,571 Class B Units to Summit LP;

WHEREAS, pursuant to the Contribution and Assignment Agreement, dated as of March 17, 2015 (the “Contribution Agreement”), between Summit Materials, Summit LP, Summit GP, Summit Holdings, Summit Materials Holdings, LLC, a Delaware limited liability company (“Summit Materials Holdings”), Summit Materials Intermediate Holdings, LLC, a Delaware limited liability company (“Summit Intermediate”), Summit Materials, LLC, a Delaware limited liability company (“Summit LLC”), and the Member, Summit Holdings contributed 28,571,429 Class B Units to Summit Materials, which contributed such Class B Units to Summit LP, and Summit LP contributed 100,000,000 Class B Units to Summit Materials Holdings, which contributed such Class B Units to Summit Intermediate, which contributed such Class B Units to Summit LLC, which contributed such Class B Units to the Member;

WHEREAS, as a result of the transactions contemplated by the Purchase Agreement and the Contribution Agreement, the Company is wholly owned by the Member; and

WHEREAS, the Member, desires to amend and restate the Original Agreement under the Act to, among other things, establish the Company as a member-managed limited liability company under the Act and reflect that the Member is the sole member of the Company.

NOW, THEREFORE, the Original Agreement is hereby amended and restated to read in its entirety as follows:

1. Name. The name of the Company is “Continental Cement Company, L.L.C.” or such other name as the Member may from time to time hereafter designate.

2. Member. Summit Materials Holdings II, LLC (the “Member”) is the sole member of the Company.

3. Registered Office and Agent. The registered office and registered agent of the Company in the State of Delaware shall be as the Company designates on its Certificate of Formation filed with the Secretary of State of the State of Delaware, as such Certificate may be amended from time to time. The Company may have such other offices as the Member may designate from time to time. The mailing address and principal business office of the Company shall be 14755 North Outer Forth Drive #514, Chesterfield, Missouri, 63017.

4. Purpose. The purpose of the Company is to engage in any and all lawful businesses or activities in which a limited liability company may be engaged under applicable law.

5. Management. Management of the Company is vested exclusively in the Member. The Member shall be authorized to make all decisions and to take all actions it determines necessary, advisable or desirable relating to the business, affairs, investments, and properties of the Company including, without limitation, the formation of or investment in, such subsidiary or affiliate companies of the Company as it determines advisable or desirable.

6. Officers. The Member may delegate its authority to act on behalf of the Company and to manage the business affairs of the Company to one or more officers of the Company appointed by the Member. The Member may from time to time create offices of the Company, designate the powers that may be exercised by such office, and appoint, authorize and empower any person as an officer of the Company (an “Officer”) to direct such office. The Member may remove any Officer at any time and may create, empower and appoint such other Officers of the Company as the Member may deem necessary or advisable to manage the day-to-day business affairs of the Company. To the extent delegated by the Member, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name of and on behalf of the Company. No such delegation shall cause the Member to cease to be a member. Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other applicable law, no person other than the Member and such Officers designated by the Member shall have any right, power, or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company. Each of the persons identified on Exhibit A-1 hereto is hereby affirmed as an officer of the Company as set forth on Exhibit A-1 hereto, and each of the persons identified on Exhibit A-2 hereto is hereby appointed as an officer of the Company as set forth on Exhibit A-2 hereto, in each case, to serve or to continue to serve until his or her successor is elected and duly qualified or until his or her earlier resignation or removal, and each of them is authorized to perform such responsibilities and to take such actions in the name and on behalf of the Company as are customary for an officer holding such title or titles.

7. Capital Contributions. The Member may make capital contributions to the Company from time to time, but shall not be required to make any capital contributions.

8. Allocations; Distributions. Each item of income, gain, loss, deduction and credit of the Company shall be allocated 100% to the Member. Each distribution of cash or other property by the Company shall be made 100% to the Member. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

9. Limited Liability of the Member. The Member shall have no liability for obligations or liabilities of the Company unless such obligations or liabilities are expressly assumed by the Member in writing.

10. Indemnification. The Member and each person who is or has agreed to become an officer of the Company, or each such person who serves or has agreed to serve at the request of the Company as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Company to the full extent permitted by the Act or any other applicable laws as now or hereafter in effect. The right to indemnification conferred in this Section 10 shall include the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. Without limiting the generality or effect of the foregoing, the Company may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Section 10.

11. Dissolution. The Company shall dissolve and its business and affairs shall be wound up upon the written consent of the Member or the entry of a decree of judicial dissolution under § 18-802 of the Act. Upon the dissolution of the Company, the affairs of the Company shall be liquidated forthwith. The assets of the Company shall be used first to pay or provide for the payment of all of the debts of the Company, with the balance being distributed to the Member.

12. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

13. Assignment. The Member may assign in whole or in part its limited liability company interest in the Company.

14. Admission of Additional Members. The Member may admit additional members in its discretion.

15. Amendment. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

16. No Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member.

17. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws or principles).

18. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

SUMMIT MATERIALS HOLDINGS II, LLC

By: Summit Materials, LLC
Its: Sole Member

By: Summit Materials Intermediate Holdings, LLC
Its: Sole Member

By: Summit Materials Holdings, LLC
Its: Sole Member

By: Summit Materials Holdings L.P.
Its: Sole Member

By: Summit Materials, Inc.
Its: General Partner

By:	/s/ Anne Lee Benedict
Name:	Anne Lee Benedict
Title:	Chief Legal Officer

[Signature Page to Limited Liability Company Operating Agreement of Continental Cement Company, L.L.C.]

Exhibit A-1

Officers

Name	Title

Thomas Beck	President

Michael Brady	Vice President

Mark Strieker	Vice President of Finance and Administration

Anne Lee Benedict	Secretary

Anthony Keenan	Assistant Secretary

Jennifer Rose	Treasurer

Exhibit A-2

Officers

Name	Title

Damian Murphy	Vice President